EXHIBIT 10.10

Key Link Assets Corp.

The undersigned does hereby agree to loan up to $5,750 to Key Link Assets Corp. (the “Company”) to cover certain offering expenses in exchange for a Note Payable in the amount of the loan with a Maturity Date of June 30, 2015.

/s/ Shawn P. Clark

Shawn P. Clark

Dated:

December 20, 2013